                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                    Qtr.
                                                           Fiscal Year Ended (1)                  Ended(1)
                                                ----------------------------------------------------------
                                                Sept. 26, Sept. 25, Sept. 24, Sept. 29, Sept. 28, Jan. 18,
                                                  1993      1994      1995      1996      1997      1988
                                                ----------------------------------------------------------
Income (loss) from continuing operations
    (before income taxes and interest
    expense)                                    (1,013)    8,994    13,451    (9,448)   45,412    21,090

   Rent (one-third of period expense)            3,208     4,795     6,370     8,145     9,620     3,528
                                                --------------------------------------------------------

Total available earnings                         2,195    13,789    19,821    (1,303)   55,032    24,618
                                                ========================================================

Fixed charges:

   Interest (including capitalized
     interest)                                     757     499       3,177     5,854     6,814     2,261

   Rent (one-third of period expense)            3,208   4,795       6,370     8,145     9,620     3,528
                                                --------------------------------------------------------

Total fixed charges                              3,965   5,294       9,547    13,999    16,434     5,789
                                                ========================================================
Ratio of available earnings to fixed
    charges (2)                                    --    2.60x       2.08x       --      3.35x     4.25x
                                                ========================================================

(1) Fiscal years 1997, 1995, 1994 and 1993 are 52-week years and fiscal year 1996 is a 53-week year. The quarter ended January 18, 1998 is a 16-week quarter.

(2) For the fiscal years ended September 26, 1993 and September 29, 1996, earnings were inadequate to cover fixed charges in the amount of $1.8 million and $15.3 million, respectively.